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Exhibit 5.2

June 29, 2017

To:	Each of the Entities Listed in Exhibit A
c/o	NGL Energy Partners LP 6120 S. Yale, Suite 805 Tulsa, Oklahoma 74136

Ladies and Gentlemen:

        I am Senior Corporate Counsel of NGL Energy Holdings LLC, the general partner of NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), and in such capacity, I have acted as counsel to the subsidiaries of the Partnership listed in Exhibit A hereto (the "Colorado Guarantors"), in connection with the guarantees by the Colorado Guarantors (the "Colorado Guarantees") of $700,000,000 aggregate principal amount of 7.5% Senior Notes due 2023 (the "Exchange Notes") that are being issued by the Partnership and NGL Energy Finance Corp., a Delaware corporation ("NGL Finance" and, together with the Partnership, the "Issuers"), in exchange for a like principal amount of the Issuers' issued and outstanding 7.5% Senior Notes due 2023 (the "Original Notes"), as contemplated by the Registration Rights Agreement (as defined below).

        The subsidiaries of the Partnership that have guaranteed the Original Notes are referred to collectively herein as the "Guarantors." The Issuers and the Guarantors are referred to collectively herein as the "Obligors."

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In rendering the opinions set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following:

            (i)  the registration statement on Form S-4 of the Obligors filed with the Securities and Exchange Commission (the "SEC") on June 29, 2017 as (the "Registration Statement");

           (ii)  the Registration Rights Agreement dated as of October 24, 2016 (the "Registration Rights Agreement") among the Issuers, the subsidiaries of the Partnership party thereto and the initial purchasers party thereto;

          (iii)  the Indenture dated as of October 24, 2016, among the Issuers, the subsidiaries of the Partnership party thereto and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto, dated as of February 22, 2017 (such indenture, as supplemented, referred to herein as the "Indenture"); and

          (iv)  the form of the Exchange Notes attached as an exhibit to the Indenture (including the form of endorsement thereon of the Colorado Guarantees).

        I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Colorado Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Colorado Guarantors and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinions set forth below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to me as originals, (iv) the conformity to the authentic originals of all documents supplied to me as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. As to any facts material to the opinions and statements expressed herein that I did not independently establish or verify, I have relied, to the extent I deemed appropriate, upon oral or written statements and representations of officers and other representatives of the Colorado Guarantors and statements and certifications of public officials.

        I express no opinion as to the laws of any jurisdiction other than the State of Colorado.

        Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

          1.     Each of the Colorado Guarantors is validly existing and in good standing under the laws of the State of Colorado.

          2.     Each of the Colorado Guarantors has the limited liability company power and authority, under the laws of the State of Colorado, to execute and deliver, and perform all of its obligations under, the Indenture (which includes the Colorado Guarantees).

          3.     The Indenture (which includes the Colorado Guarantees) has been duly authorized, executed and delivered, under the laws of the State of Colorado, by each of the Colorado Guarantors.

        I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and I disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,
/s/ ARKAN HAILE Arkan Haile, Senior Corporate Counsel

 EXHIBIT A

Subsidiary	Type of Entity	Jurisdiction of Organization
NGL Crude Transportation, LLC	limited liability company	Colorado
Centennial Energy, LLC	limited liability company	Colorado
High Sierra Crude Oil & Marketing, LLC	limited liability company	Colorado
NGL Crude Canada Holdings, LLC	limited liability company	Colorado
NGL Milan Investments, LLC	limited liability company	Colorado
NGL Water Solutions, LLC	limited liability company	Colorado
NGL Water Solutions Bakken, LLC	limited liability company	Colorado
NGL Water Solutions DJ, LLC	limited liability company	Colorado
NGL Water Solutions Mid-Continent, LLC	limited liability company	Colorado
NGL Water Solutions Permian, LLC	limited liability company	Colorado
NGL Energy Equipment LLC	limited liability company	Colorado

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  Exhibit 5.2
EXHIBIT A